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                              ACTUANT CORPORATION
                         EXECUTIVE STOCK PURCHASE PLAN


1. Purpose. The Actuant Corporation Executive Stock Purchase Plan ("Plan") is adopted to facilitate the purchase, by executive officers of Actuant Corporation and its subsidiaries (collectively, the "Company"), of Actuant Corporation common stock ("Common Stock"). The purchases facilitated by the Plan are intended to achieve the following specific purposes:

          a) more closely align executives' financial rewards with the financial rewards realized by Company shareholders;

          b)   increase executives' motivation to manage the Company as owners;
               and

          c) increase the ownership of Common Stock among executives of the Company.

2. Administration. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors, or such other committee the Board may from time to time determine (the "Committee"). The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive.

3. Eligibility. The Compensation Committee of the Company's Board of Directors shall select the employees who are eligible to participate in the Plan ("Eligible Employee"). The Committee shall also designate the maximum amount of that can be borrowed by an Eligible Employee to acquire Common Stock and the period during which the Common Stock may be acquired. An individual shall cease to be an Eligible Employee upon termination of employment with the Company and its subsidiaries and shall have no further right to acquire Common Stock under the Plan.

4. Participation. To become a Plan participant ("Participant"), an Eligible Employee must satisfy the following requirements:

          a) complete, sign, and submit all necessary agreements and other documents relating to the loan described in Section 5 below,
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          b)   satisfy all other conditions of participation required by the
               Committee or specified in the Plan. The agreements and other documents specified in subsections 4(a) and (b) must be in such forms and must be submitted at such times and to such Company offices as specified by the Committee or its designee(s). No Eligible Employee is required to participate in the Plan.

5. Loan for Purchased Shares. Each Participant must obtain a loan through First Union National Bank or such other financial institution designated by the Company (the "Bank") to fund the purchase of the Purchased Shares. Each Participant must sign a letter of direction which directs all loan proceeds to be used in payment of the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements specified by the Bank to qualify for the loan. Each Participant is fully obligated to repay to the Bank all principal, interest, and any prepayment fees on the loan when due and payable; provided that while a Participant is employed by the Company, the Company shall be responsible for interest expense in excess of 4% per year. Any payments of interest by the Company shall be taxable income to the Participant. If a Participant sells Purchased Shares, the Participant must apply the proceeds from the sale to reduce any loan that was incurred to acquire the Purchased Shares.

6. Registration of Shares. The Purchased Shares shall be held in an account established by the Participant with First Union Securities, Inc.

7. Shareholder Rights. Each Participant will have all of the rights of a shareholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the shares.

8. Risk Sharing. The Participant shall be responsible for 50% of any loss incurred by a Participant on Purchased Shares sold after July 31, 2004 so long as the Participant remains employed by the Company until July 31, 2004. If the Participant terminates employment before July 31, 2004 or sells Purchased Shares prior to July 31, 2004, the Participant shall be responsible for 100% of any loss. A Participant shall always be entitled to receive 100% of the gain on any sale of Purchased Shares. The gain or loss on any sale of Purchased Shares shall be based upon the difference between the proceeds from the sale of the Purchased Shares and the average basis of the Purchased Shares then held by the Participant. The Company's agreement to make any payment in respect of losses under this Section 8 will apply only if the proceeds from the sale are applied to repayment of the loan.

9. Death or Disability. If a Participant's employment with the Company terminates, at any time while his or her loan under Section 5 is outstanding, because of the Participant's death or disability, the Participant (or the Participant's representative in the case of death) remains free to sell all or any portion of the Purchased Shares. Upon the death of a

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     Participant, his or her loan may become immediately due and payable, at the discretion of the Bank. With respect to the Purchased Shares sold after the Participant's employment termination due to death or disability, and while his or her loan under Section 5 is outstanding, the Participant (or the Participant's estate in the case of death) is responsible for 50% of any loss on the sale of the Purchased Shares but is entitled to receive 100% of the gain on the sale of the Purchased Shares. This Section 9 has no effect on a deceased or disabled Participant's sale of Purchased Shares before the Participant's employment termination due to death or disability or after the Participant's loan under Section 5 has been repaid.

10. Risk Sharing Implementation. If a Participant sells any portion of the Purchased Shares at a loss (as determined by the provisions of Section 8) while his or her loan under Section 5 is outstanding, and if the Participant is responsible for less than 100% of that loss under the provisions of the Plan, the Company will assume the portion of the loss for which the Participant is not responsible. The Company will assume its portion of the loss by delivering cash equal to such portion ("Risk Sharing Payment") directly to the Bank for repayment of the Participant's loan under Section 5. The Company anticipates that the Risk Sharing Payment will constitute compensation to the Participant, subject to applicable tax withholding and reporting. The Company also intends to take a tax deduction for the Risk Sharing Payment as compensation in the year in which it is paid. If the Company determines that it is not entitled to a current tax deduction for the Risk Sharing Payment with respect to any Participant, the Committee has the discretion to implement a deferred compensation agreement to the extent necessary or desirable to secure the Company's related tax deduction.

11. Loan Guarantee. The Company will guarantee repayment to the Bank of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's loan described in Section 5. The Company loan guarantee is a condition to the loan arrangement the Company has made with the Bank. The terms and conditions of the guarantee are as agreed by the Company and the Bank. Each Participant is fully obligated to repay to the Bank all principal, interest, and other amounts on the loan when due and payable. The Company may take all action relating to the Participant and his or her assets, which the Company deems reasonable and necessary, to obtain full reimbursement for amounts the Company pays to the Bank under its guarantee related to the Participant's loan, in excess of the Risk Sharing Payment it is obligated to make under Section 10.

12. Banking Laws. The United States laws governing banks do not allow the Company or the Bank to require that possession of the Purchased Shares be maintained by the Company or the Bank. Also, those laws currently do not allow the Company or the Bank to restrict the timing or the method of sale of the Purchased Shares. Because the Company will guarantee repayment to the Bank of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's loan

                                      -3-
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     described in Section 5, the Company has a legitimate interest in maintaining possession of the Purchased Shares and restricting their sale until all Participant obligations under the loan are satisfied. If the applicable laws change to allow the Company to require its possession of the Purchased Shares or to restrict the sale of the Purchased Shares, each Participant with an outstanding loan under Section 5 agrees to surrender possession of such of the Purchased Shares as he or she shall then own to the Company and to allow the Company to restrict the timing and the method of sale of the Purchased Shares. Such surrender must occur within 14 calendar days after the Participant receives written notice to do so by the Company. Surrender of possession of the Purchased Shares, as described in this Section 12, will not change the Participant's obligations in the Plan or the loan documents.

13.  Amendment.  The Committee may amend the Plan at any time.

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NAME OF SUBSIDIARY:                                           STATE/COUNTRY OF
                                                              INCORPORATION:

DCW Holding, Inc.                                             Oklahoma

     Del City Wire Co., Inc.                                  Oklahoma

     American Terminal Co. (Inactive)                         Oklahoma

Gardner Bender, Inc.                                          Wisconsin

     Ancor Products, Inc.                                     California

     New England Controls, Inc.                               Connecticut

     Calterm Taiwan, Inc.                                     Nevada

     Grupo Industrial Baja Tec S.A. de C.V.                   Mexico

     AIC (Hong Kong) Ltd.

Applied Power Investments II, Inc.                            Nevada

Columbus Manufacturing, LLC                                   Wisconsin

Versa Technologies, Inc.                                      Delaware

     Milwaukee Cylinder Company, Inc. (Inactive)              Wisconsin

     Versa Medical Technologies, Inc. (Inactive)              Wisconsin

     Mox-Med Inc.                                             Wisconsin

     APW Investments, Inc.                                    Nevada

Nielsen Hardware Corporation                                  Connecticut
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Applied Power International Ltd.                              Nevada

     Applied Power Asia Pte. Ltd.                             Singapore

          Enerpac Asia Pte. Ltd.                              Singapore

          Enerpac Hydraulic Technology (India) Pvt. Ltd.      India

Bangor Products Corp. (Inactive)

Baraboo Equipment Corporation (Inactive)                      Wisconsin

Enerpac Corp. (Inactive)                                      Wisconsin

Applied Power Japan Ltd.                                      Japan

Applied Power International S.A.                              Switzerland

     Enerpac B.V.                                             Netherlands

     Applied Power International S.A.                         Spain

     Pertesco Ltd. (Inactive)                                 UK

          DYNEX (Inactive)                                    UK

Applied Power Italiana S.p.A.                                 Italy

Applied Power Export Corp.                                    Virgin Islands

Power Packer Espana S.A.                                      Spain

Applied Power (Mexico) S. de R.L. de C.V.                     Mexico

Applied Power Europe S.A.                                     France

     Enerpac S.A.                                             France
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     Power Packer France S.A.                       France

     Applied Power International S.A.               France

Actuant European S.a.r.L.                           Luxembourg

Applied Power Europa B.V.                           Netherlands

     Ergun Kriko San, A.A.                          Turkey

     Power Packer Europa B.V.                       Netherlands

     Apitech Europa B.V.                            Netherlands

     Power Packer do Brazil Limitada                Brazil

     Enerpac Limited                                UK

Applied Power Australia Limited                     Australia

Actuant International Corporation                   Cayman Islands

Applied Power Korea Ltd.                            South Korea

Applied Power Hytec Sdn. Bhd.                       Malaysia

Shanghai Blackhawk Machinery Co. Ltd.               China

Applied Power China Ltd.                            Free Trade Zone

Applied Power Canada Ltd.                           Canada (Ontario)

     Enerpac Canada Ltd.                            Canada (New Brunswick)

     Enerpac Canada L.P.                            Canadian Limited Partnership

     AP International Corp.                         Barbados
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Applied Power do Brasil Equipamentos Ltda.                    Brazil

Applied Power Holding GmbH                                    Germany

     Applied Power Distribution GmbH                          Germany

     Applied Power GmbH                                       Germany

          Barry Controls GmbH (Inactive)                      Germany

          Applied Power Moscow